CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 1999, relating to the financial statements, which appear in FX Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the references to us under the caption "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP



Salt Lake City, Utah
June 11, 1999